EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joe Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD PRIME COMPLETES ACQUISITION OF AWARD-WINNING
PARK HYATT BEAVER CREEK RESORT & SPA FOR $145.5 MILLION

DALLAS, April 3, 2017 -- Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) announced today that it has completed the acquisition of the 190-room Park Hyatt Beaver Creek Resort & Spa in Beaver Creek, Colorado for $145.5 million ($766,000 per key), previously announced on March 10, 2017. Concurrent with the completion of the acquisition, the Company has financed the hotel with a $67.5 million non-recourse mortgage loan. This loan is interest only and provides for a floating interest rate of LIBOR + 2.75% with a two-year term and three, one-year extension options subject to the satisfaction of certain conditions. The property will continue to be operated as a Park Hyatt under a management agreement with Hyatt.
Ashford Hospitality Prime is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”